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                                                                    EXHIBIT 4.4

                                   CIBER, INC.

                       SUMMARY OF NON-EMPLOYEE DIRECTORS'
                             STOCK COMPENSATION PLAN



     Pursuant to the Non-Employee Directors' Stock Compensation Plan (the "Plan"), CIBER, Inc. (the "Company") will issue to each of the Company's non-employee directors, for each meeting of the Company's Board of Directors attended by such non-employee director, the minimum integral number of shares of the Company's common stock, $.01 par value (the "Common Stock"), that have an aggregate fair market value of at least $2,000. The fair market value of such shares will be determined based on the last reported sale price of the Common Stock on the Nasdaq National Market determined as of the most recent date, immediately prior to the applicable meeting, that the Company's Common Stock was traded on the Nasdaq National Market. The Plan is administered and interpreted by the Company's Board of Directors. The Plan is effective as of August 6, 1996.